Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2012 Results

OLD GREENWICH, Connecticut—May 7, 2012

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended March 31, 2012.

Highlights

•

Net increase in shareholders’ equity resulting from operations (“net income”) for the first quarter was $32.1 million, or $1.90 per basic and diluted share. The Company benefited from strong performance in both its non-Agency and Agency MBS strategies.

•

Book value per share as of March 31, 2012 was $23.53 on a diluted basis after payment of a $0.40 per share fourth quarter dividend on March 15, 2012, as compared to book value per share of $22.03 on a diluted basis as of December 31, 2011.

•

The Company’s non-Agency MBS strategy generated income of $28.7 million for the quarter ended March 31, 2012. Performance was driven by yield earned on assets, trading gains, and higher asset valuations, a portion of which was monetized through sales.

•

The Company’s Agency RMBS strategy again performed well, generating $6.3 million in income during the quarter, driven by the Company’s continued strategy to invest in and actively trade pools with prepayment-protection characteristics.

•	The Company announced a dividend for the first quarter of 2012 of $0.70 per share payable on June 15, 2012 to shareholders of record on June 1, 2012.

First Quarter 2012 Results

For the first quarter of 2012, the Company recognized net income of $32.1 million, or $1.90 per diluted share. This compares to net income of $1.7 million, or $0.10 per diluted share, for the quarter ended December 31, 2011. The Company’s reported results reflected strong performance from both of its strategies—non-Agency MBS, including CMBS, as well as Agency RMBS.

The Company’s non-Agency strategy generated income in the amount of $28.7 million, or $1.70 per diluted share. During the quarter, market appetite for non-Agency MBS improved (as highlighted by the successful Maiden Lane II sales), and many of the factors that had contributed to the downward valuation trend in non-Agency MBS in 2011 eased (such as large-scale selling by banks and dealers). As a result, the Company benefited from higher valuations broadly across its non-Agency MBS portfolio, including in the 2006 and 2007 subprime/Alt-A/Alt-B sectors into which the Company had rotated a significant portion of its portfolio in the second half of 2011. In addition, the confluence of positive market events led to opportunities for the Company to realize trading gains during the quarter. Of the $28.7 million of income from the non-Agency strategy, $6.5 million was related to realized trading gains arising from non-Agency MBS portfolio turnover during the quarter. For the quarter, portfolio turnover was approximately 31% on a non-annualized basis. Portfolio turnover is based on sales proceeds during the quarter as a percentage of average non-Agency MBS assets. The Company’s non-Agency MBS strategy results for the quarter also included $1.5 million of income from its CMBS and commercial mortgage loan holdings. While representing a small portion of the portfolio, this sector performed well during the quarter as credit spreads tightened on recently issued CMBS and the Company took the opportunity to monetize some of these gains through portfolio sales.

In response to reverse inquiries from counterparties, the Company was also able to realize additional trading gains by terminating certain of its CDS on Individual RMBS contracts at what it believed to be very attractive levels.

The strong returns in the Company’s non-Agency MBS strategy were augmented by strong returns in its Agency RMBS strategy, which generated $6.3 million in income for the quarter ended March 31, 2012. In this strategy, the Company continued to invest in pools with prepayment-protection characteristics (known as “prepayment-protected” pools) such as those comprised of low loan balance mortgages and those containing mortgages not eligible for one of the government-sponsored refinancing programs. The Company’s Agency pools continued to prepay slowly, both on an absolute basis and relative to their generic TBA counterparts, which allowed the Company to capture greater net carry income on its Agency RMBS portfolio. Even more importantly, superior actual and forecast prepayment performance relative to TBAs led to significant price gains for these Agency pools. By actively trading and rotating between sectors, the Company monetized many of these gains. The Company’s Agency RMBS activity in the first quarter of 2012 was a continuation of its Agency RMBS activity in the fourth quarter of 2011, with similarly strong results. However, as the price premiums for many prepayment-protected pools have increased recently, the Company continues to focus its research efforts on uncovering additional pool characteristics not fully valued by the market that would provide additional prepayment protection.

One gauge that the Company uses to measure its overall prepayment risk is the Company’s net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2012, net Agency premium as a percentage of fair value on long Agency RMBS holdings represents less than 2%.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended March 31, 2012, net-asset-value-based total return was 8.66%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through March 31, 2012 was 72.76%.

“We are pleased to report our financial results for the first quarter of 2012,” said Laurence Penn, Chief Executive Officer and President of the Company. “Our non-annualized return on equity for the quarter was 8.4%, strong results by almost any measure. The non-Agency MBS market improved significantly during the quarter, as many of the technical factors that had depressed prices in 2011 began to show signs of abating. There was noticeably less selling by banks during the quarter, and the successful disposition by the Fed of assets held in the Maiden Lane II portfolio actually bolstered the market for non-Agency MBS. Meanwhile, the European debt crisis, while still a concern, weighed less on the market. We are reaping the benefits of the portfolio decisions we made in 2011, namely to add non-Agency MBS assets overall and to increase our exposure to some of the higher-yielding sectors within that asset class. Our strong performance was not confined to our non-Agency MBS strategy, as our Agency RMBS strategy – with its emphasis on prepayment-protected sectors, active trading, and tight interest rate risk management – continued to perform extremely well.”

“Consistent with these results, and in light of the high-yielding portfolio that we have built along with our expectations for a continued excellent investment environment, our Board of Directors recently increased our dividend to $0.70 per share for the first quarter of 2012,” Mr. Penn continued. “Subject to the ultimate discretion of our Board of Directors, management expects to continue to recommend this amount as a quarterly dividend until conditions warrant otherwise. In addition, at the end of any year the Board of Directors will take into account the Company’s earnings and other factors and will consider whether to declare a special dividend.”

The following table summarizes the Company’s operating results for the quarters ended March 31, 2012 and December 31, 2011:

	Quarter		% of Average	Quarter		% of Average
	Ended	Per	Shareholders’	Ended	Per	Shareholders’
	3/31/12	Share	Equity	12/31/11	Share	Equity
(In thousands, except per share amounts)
Non-Agency MBS and Commercial Mortgage Loans:
Interest income	$9,565	$0.57	2.50%	$10,093	$0.60	2.71%
Net realized gain (loss)	6,545	0.39	1.71%	(157)	(0.01)	-0.04%
Net change in net unrealized gain (loss)	19,430	1.15	5.07%	(7,726)	(0.46)	-2.07%
Net interest rate hedges	138	0.01	0.03%	(89)	(0.01)	-0.02%
Net credit hedges	(5,825)	(0.35)	-1.52%	(3,120)	(0.18)	-0.84%
Interest expense	(1,179)	(0.07)	-0.31%	(1,194)	(0.07)	-0.32%

Total non-Agency MBS and Commercial Mortgage Loans profit (loss)	28,674	1.70	7.48%	(2,193)	(0.13)	-0.58%

Agency RMBS:
Interest income	6,082	0.36	1.59%	5,327	0.32	1.43%
Net realized gain	6,815	0.40	1.78%	12,854	0.76	3.45%
Net change in net unrealized loss	(3,925)	(0.23)	-1.02%	(6,055)	(0.36)	-1.62%
Net interest rate hedges	(2,066)	(0.12)	-0.54%	(5,123)	(0.30)	-1.37%
Interest expense	(572)	(0.03)	-0.15%	(583)	(0.04)	-0.16%

Total Agency RMBS profit	6,334	0.38	1.66%	6,420	0.38	1.73%

Total non-Agency and Agency MBS and Commercial Mortgage Loans profit	35,008	2.08	9.14%	4,227	0.25	1.15%

Other interest expense, net	(12)	—	0.00%	(4)	—	0.00%
Other expenses (excluding incentive fee)	(2,941)	(0.18)	-0.77%	(2,522)	(0.15)	-0.68%

Net increase in shareholders’ equity resulting from operations (before incentive fee)	32,055	1.90	8.37%	1,701	0.10	0.47%

Incentive fee	—	—	0.00%	—	—	0.00%

Net increase in shareholders’ equity resulting from operations	$32,055	$1.90	8.37%	$1,701	$0.10	0.47%

Weighted average shares & LTIP units outstanding	16,838			16,871
Average shareholder’s equity(1)	$383,038			$373,084

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of March 31, 2012 and December 31, 2011:

Bond Portfolio

	March 31, 2012					December 31, 2011
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS (2)	$716,516	$407,197	$56.83	$416,520	$58.13	$736,869	$410,109	$55.66	$437,103	$59.32
Non-Agency CMBS and Commercial Mortgage Loans	22,004	16,671	75.76	18,274	83.05	30,611	20,493	66.95	23,856	77.93

Total Non-Agency MBS and Commercial Mortgage Loans	738,520	423,868	57.39	434,794	58.87	767,480	430,602	56.11	460,959	60.06

Agency RMBS: (3)
Floating	22,741	24,065	105.82	23,509	103.38	35,988	37,956	105.47	37,342	103.76
Fixed	708,867	753,353	106.28	747,803	105.49	643,215	689,018	107.12	679,168	105.59

Total Agency RMBS	731,608	777,418	106.26	771,312	105.43	679,203	726,974	107.03	716,510	105.49

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,470,128	$1,201,286	$81.71	$1,206,106	$82.04	$1,446,683	$1,157,576	$80.02	$1,177,469	$81.39

Agency Interest Only RMBS	n/a	$6,016	n/a	$7,663	n/a	n/a	$5,337	n/a	$7,416	n/a
Non-Agency Interest Only RMBS and Other	n/a	$1,033	n/a	$1,102	n/a	n/a	$7,424	n/a	$7,482	n/a

TBAs:
Long	$16,500	$17,249	$104.54	$17,291	$104.79	$30,500	$32,033	$105.03	$31,845	$104.41
Short	(534,680)	(566,366)	105.93	(566,348)	105.92	(416,900)	(446,707)	107.15	(443,893)	106.47

Net Short TBAs	$(518,180)	$(549,117)	$105.97	$(549,057)	$105.96	$(386,400)	$(414,674)	$107.32	$(412,048)	$106.64

U.S. Treasury Securities:
Long	$—	$—	$—	$—	$—	$10,000	$10,113	$101.13	$9,991	$99.91
Short	(13,000)	(13,486)	103.74	(13,099)	100.76	(15,000)	(15,687)	104.58	(15,120)	100.80

Net Short U.S. Treasury Securities	$(13,000)	$(13,486)	$103.74	$(13,099)	$100.76	$(5,000)	$(5,574)	$111.48	$(5,129)	$102.58

Repurchase Agreements	$13,650	$13,650	$100.00	$13,650	$100.00	$15,750	$15,750	$100.00	$15,750	$100.00

Total Net Investments		$659,382		$666,365			$765,839		$790,940

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only and similar securities.
(3)	Excludes Interest Only securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	March 31, 2012		December 31, 2011
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Long Mortgage Related: (1)
CDS on RMBS and CMBS Indices	$19,800	$(11,508)	$22,615	$(9,548)

Total Long Mortgage Related Derivatives	19,800	(11,508)	22,615	(9,548)

Net Short Mortgage Related: (2) (3)
CDS on RMBS and CMBS Indices	(86,819)	36,195	(82,642)	40,303
CDS on Individual RMBS	(57,875)	48,746	(74,787)	61,498

Total Net Short Mortgage Related Derivatives	(144,694)	84,941	(157,429)	101,801

Net Mortgage Related Derivatives	(124,894)	73,433	(134,814)	92,253

Short CDS on Corporate Bond Indices	(78,250)	(364)	(106,500)	963
Short Total Return Swaps on Corporate Equities (4)	(22,446)	(249)	(20,571)	(274)
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(205,700)	(6,010)	(300,900)	(17,123)
Eurodollar Futures (5)	(126,000)	(52)	(147,000)	12

Total Net Interest Rate Derivatives	(331,700)	(6,062)	(447,900)	(17,111)

Total Net Derivatives	$(557,290)	$66,758	$(709,785)	$75,831

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(2)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2012, derivative assets and derivative liabilities were $94.1 million and $27.3 million, respectively, for a net fair value of $66.8 million, as reflected in “Total Derivatives” above. As of December 31, 2011, derivative assets and derivative liabilities were $102.9 million and $27.0 million, respectively, for a net fair value of $75.8 million, as reflected in “Total Derivatives” above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.
(5)	Every $1 million in notional value represents one contract.

The Company’s short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and short total return swaps on corporate equities are principally short equity positions in certain publicly traded, commercial property REITs.

The following table summarizes, as of March 31, 2012, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$58	$(99)
Agency Fixed Pools and IOs	10,391	(14,815)
TBAs	(7,274)	11,232
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	5,654	(5,798)
Interest Rate Swaps	(5,023)	4,842
U.S. Treasury Securities	(275)	268
Eurodollar Futures	(156)	156
Mortgage-Related Derivatives	(1,072)	634
Repurchase Agreements and Reverse Repurchase Agreements	(308)	404

	$1,995	$(3,176)

(1)

Based on the market environment as of March 31, 2012. The preceding analysis does not include sensitivities to changes in interest rates for our derivatives on corporate securities (whether debt or equity-related), or other categories of instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)

By Collateral Type

	As of March 31, 2012	For the Quarter Ended March 31, 2012		As of December 31, 2011	For the Quarter Ended December 31, 2011
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS and Other	$224,280	$231,496	2.02%	$235,881	$229,450	2.08%
Agency RMBS	697,126	657,354	0.35%	660,329	686,363	0.34%

Total	$921,406	$888,850	0.78%	$896,210	$915,813	0.78%

Leverage Ratio (2)		2.33:1		2.42:1

(1)	Borrowed amounts exclude $1.5 million in securitized debt, representing long term financing for the related asset.
(2)

The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”) and a securitized debt financing in the amount of $1.5 million.

By Remaining Maturity (1)(2)

(In thousands)	As of March 31, 2012		As of December 31, 2011
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$520,213	56.5%	$558,695	62.4%
31-60 Days	156,280	17.0%	249,961	27.9%
61-90 Days	99,058	10.7%	37,976	4.2%
91-120 Days	87,336	9.5%	—	0.0%
121-150 Days	—	0.0%	4,343	0.5%
151-180 Days	58,519	6.3%	45,235	5.0%
181-360 Days	—	0.0%	—	0.0%

	$921,406	100.0%	$896,210	100.0%

(1)	Borrowed amounts above exclude $1.5 million in securitized debt, representing long term financing for the related asset.
(2)

Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which we will not take delivery of the borrowed funds until after the applicable period end.

(3)

Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company’s borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, as of March 31, 2012, the Company also had securitized debt outstanding in the amount of $1.5 million. The weighted average remaining term on the Company’s reverse repos as of March 31, 2012 and December 31, 2011 were 43 and 33 days, respectively. The Company’s borrowings outstanding under reverse repos were with a total of eleven counterparties as of March 31, 2012 as compared to nine as of December 31, 2011. As of March 31, 2012, the Company had liquid assets in the form of cash and cash equivalents in the amount of $51.5 million. In addition, at March 31, 2012, the Company held investments in unencumbered Agency pools on a settlement date basis in the amount of $75.3 million.

Hedging Summary

The following table summarizes the components of the Company’s hedging results for the quarter ended March 31, 2012 and December 31, 2011:

(In thousands)	Quarter Ended March 31, 2012				Quarter Ended December 31, 2011
	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total	Net Interest Expense	Realized Gain (Loss)	Unrealized Gain (Loss)	Total
Hedges:
Interest Rate Swaps	$(931)	$(8,931)	$10,576	$714	$(1,299)	$(1,937)	$2,025	$(1,211)
Eurodollar Futures	—	(8)	(63)	(71)	—	1	12	13
Net TBA’s Held Short	—	(4,681)	2,567	(2,114)	—	(625)	(3,310)	(3,935)
Net U.S. Treasuries Held Short	17	(532)	58	(457)	(71)	(333)	325	(79)

Total Interest Rate Hedges	(914)	(14,152)	13,138	(1,928)	(1,370)	(2,894)	(948)	(5,212)

Credit Hedges(1)	(391)	(9,135)	3,701	(5,825)	(454)	3,448	(6,114)	(3,120)

Total Hedges	$(1,305)	$(23,287)	$16,839	$(7,753)	$(1,824)	$554	$(7,062)	$(8,332)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.1% and 2.7% on an annualized basis of average shareholders’ equity for each of the quarters ended March 31, 2012 and December 31, 2011, respectively. No incentive fees were incurred for the quarters ended March 31, 2012 or December 31, 2011.

Dividends

During the quarter ended March 31, 2012, the Company paid a dividend for the fourth quarter of 2011 in the amount of $0.40 per share. Dividends paid related to 2011 totaled $1.60 per share.

On May 7, 2012, the Company’s Board of Directors declared a first quarter 2012 dividend of $0.70 per share, payable on June 15, 2012 to shareholders of record on June 1, 2012. The Company’s management also announced that, subject to the ultimate discretion of the Board of Directors, it expected to continue to recommend dividends of $0.70 per common share until conditions warrant otherwise. In addition, at the end of any year the Board of Directors will take into account the Company’s earnings and other factors and will consider whether to declare a special dividend.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations. To date, the Company has repurchased 60,980 shares under this program at an aggregate cost of $1.1 million, or an average cost per share of $17.22. No additional shares were purchased during the quarter ended March 31, 2012.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 8, 2012, to discuss its financial results for the quarter ended March 31, 2012. To participate in the event by telephone, please dial (877) 941-2333 at least 10 minutes prior to the start time and reference the conference passcode 4535247. International callers should dial (480) 629-9821 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the “For Our Shareholders” section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under “For Our Shareholders—Presentations.”

A dial-in replay of the conference call will be available on Tuesday, May 8, 2012, at approximately 2 p.m. Eastern Time through Tuesday, May 15, 2012 at approximately 2 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4535247. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, performance of the Company’s investment and hedging strategies, the Company’s exposure to prepayment risk in its Agency portfolio, management’s beliefs regarding the current economic environment and housing market including projections regarding yields on investments, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 14, 2012 which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Neha Mathur	Shawn Pattison or Dana Gorman
Vice President	The Abernathy MacGregor Group, for
Ellington Financial LLC	Ellington Financial LLC
(203) 409-3575	(212) 371-5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,	December 31,
(In thousands, except per share amounts)	2012	2011
Investment income
Interest income	$15,733	$15,442
Expenses
Base management fee	1,492	1,396
Incentive fee	—	—
Interest expense	1,832	1,874
Other operating expenses	1,449	1,126

Total expenses	4,773	4,396

Net investment income	10,960	11,046

Net realized gain (loss) on:
Investments	8,147	11,739
Swaps	(19,928)	(571)
Futures	(8)	1

	(11,789)	11,169

Change in net unrealized gain (loss) on:
Investments	18,130	(16,766)
Swaps	14,817	(3,760)
Futures	(63)	12

	32,884	(20,514)

Net realized and unrealized gain (loss) on investments and financial derivatives	21,095	(9,345)

Net increase in shareholders’ equity resulting from operations	$32,055	$1,701

Net increase in shareholders’ equity resulting from operations per share:
Basic and diluted	$1.90	$0.10

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY

(UNAUDITED)

	As of
	March 31,	December 31,
(In thousands, except share amounts)	2012	2011(1)
ASSETS
Cash and cash equivalents	$51,546	$62,737

Investments, financial derivatives and repurchase agreements:
Investments at fair value (Cost—$1,232,162 and $1,234,203)	1,225,584	1,212,483
Financial derivatives—assets at fair value (Cost—$105,906 and $118,281)	94,056	102,871
Repurchase agreements (Cost—$13,650 and $15,750)	13,650	15,750

Total Investments, financial derivatives and repurchase agreements	1,333,290	1,331,104
Deposits with dealers held as collateral	32,362	34,163
Receivable for securities sold	642,218	533,708
Interest and principal receivable	6,138	6,127
Other assets	1,024	216

Total assets	$2,066,578	$1,968,055

LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds—$579,447 and $459,013)	$579,852	$462,394
Financial derivatives—liabilities at fair value (Proceeds—$21,088 and $9,636)	27,298	27,040

Total investments and financial derivatives	607,150	489,434
Reverse repurchase agreements	921,406	896,210
Due to brokers on margin accounts	65,497	79,735
Payable for securities purchased	70,688	127,517
Securitized debt (Proceeds—$1,495 and $0)	1,485	—
Accounts payable and accrued expenses	1,500	1,845
Accrued base management fee	1,492	1,396
Interest and dividends payable	1,096	1,002

Total liabilities	1,670,314	1,597,139

SHAREHOLDERS’ EQUITY	396,264	370,916

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,066,578	$1,968,055

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,447,651 and 16,447,651 shares issued and outstanding)	$387,367	$362,047
Additional paid-in capital—LTIP units	8,897	8,869

Total Shareholders’ Equity	$396,264	$370,916

PER SHARE INFORMATION:
Common shares, no par value	$24.09	$22.55

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs, no par value	$23.53	$22.03

(1)	Derived from audited financial statements as of December 31, 2011.